Exhibit 10.1

MEMORANDUM OF AGREEMENT

This Memorandum of Agreement (the “Agreement”) is made and entered into between State Street Corporation (hereinafter, “State Street;” collectively, State Street and its subsidiaries and affiliates are hereinafter called the “Company”), and Maureen Scannell Bateman (hereinafter, the “Executive”).

1.	Intention to Retire. Executive has elected to retire pursuant to the Company’s Executive Voluntary Separation Program (“EVSP”) and has delivered to State Street her executed EVSP Election Form and Release Agreement. The allowed time for revocation of Executive’s election to retire under the EVSP and her release of claims under the Release Agreement has expired, and her election and release have become irrevocable.

2.	Termination Date Extension. Pursuant to the EVSP, State Street extends the Executive’s employment termination date to September 26, 2003 (the “Retirement Date”).

3.	Continuing Compensation. During the period from the effective date of this Agreement until the Retirement Date, and subject to all of the terms recited herein, the Company shall continue to pay the Executive her base salary at the current rate, and shall continue her participation in the Company’s group welfare and retirement benefit plans applicable to Executive, as in effect from time to time.

4.	Executive’s Duties. During the period from the effective date of this Agreement until the Retirement Date, the Executive shall faithfully carry out the duties of General Counsel and Corporate Secretary, and shall in addition make herself available to State Street’s Chief Executive Officer at his request for consultation and other transitional assistance as may be reasonably necessary to transition her duties to her successor.

5.	Personal Security Measures. Until December 31, 2003, the Company shall continue to provide Executive without cost to her with the personal security measures currently made available to her.

6.	Executive Career Services; Transitional Office Space. Until September 26, 2004, the Company shall provide Executive without cost to her, upon her reasonable request within 30 days of the Retirement Date, with executive career services, which will include, as determined by State Street, suitable private office space, appropriate administrative support, and parking.

7.	Additional Payment. In consideration of all of Executive’s commitments and obligations as set forth herein, the Company shall make two lump sum payments to Executive in the aggregate amount of $405,000. The Company shall make the first of these lump sum payments, in the amount of $200,000, to Executive on December 31, 2003. The Company shall make the second of these lump sum payments, in the amount of $205,000, to Executive on September 30, 2004. Payment of each such amount shall be conditioned on Executive’s faithful performance of her duties as an employee of the Company and of her commitments and obligations hereunder.

8.	Non-competition/Non-solicitation. Executive agrees that she will not, during the period between the effective date of this Agreement and September 30, 2004: (a) except as it constitutes the practice of law, accept employment with, work for or otherwise provide services to, whether with or without compensation, any of the following competitors of the Company: Bank of New York, Deutsche Bank A.G., J.P. Morgan Chase, Mellon Corporation, Northern Trust Company, and Investors Bank and Trust Company; (b) solicit or encourage any customer or prospective customer of, or investor in, the Company to conduct with anyone else any business or activity which such customer, prospective customer or investor could conduct with the Company; (c) hire or solicit any employee of the Company to discontinue or curtail his/her employment with the Company; and/or (d) solicit or encourage any independent contractor providing services to the Company to terminate or curtail his/her/its relationship with the Company. For purposes of this Agreement, an “employee” or “independent contractor” of the Company is any person who occupied such status at any time within the 12 months preceding the asserted breach. State Street in its sole discretion may waive the provisions of this paragraph 8, at the request of the Executive, which waiver may be made only by a writing signed by State Street’s Chief Executive Officer.

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9.	Confidential Information. Executive agrees that, except as required for the performance of her duties hereunder, as authorized in writing by State Street’s Chief Executive Officer, or as required by applicable law, she will not, directly or indirectly, use or disclose any Confidential Information belonging to the Company. For purposes of this Agreement, “Confidential Information” means any and all information of the Company that is not generally known by others with whom it competes or does business, or with whom it plans to compete or do business, including but not limited to (a) all proprietary information of the Company, including but not limited to the products and services, technical data, methods, processes, trade secrets, know-how, developments, inventions, and formulae of the Company, (b) the development, research, testing, marketing, financial activities and strategic plans of the Company, (c) the manner in which the Company operates, (d) the Company’s actual and projected financial performance, (e) the identity and special needs of the customers, prospective customers and investors of the Company, and (f) the people and organizations with whom the Company has business relationships and the substance of those relationships. Confidential Information also includes any information that the Company may receive or has received from customers, investors, business partners or others with any understanding, express or implied, that the information would not be publicly disclosed. Anything in this paragraph to the contrary notwithstanding, the Executive shall be bound by her obligations to maintain attorney/client confidences, and the Company does not hereby waive any attorney/client privilege.

10.	Remedies. State Street and Executive further agree that, in the event that any provision of paragraph 8 or 9 of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11.	Reciprocity of Obligations. The performance by the Company of its commitments to pay moneys to Executive hereunder shall be expressly conditioned on Executive’s fulfillment of all of her obligations in this Agreement, including without limitation those set forth in paragraphs 8 and 9 hereof. Similarly, Executive’s performance of her commitments hereunder shall be expressly conditioned upon the Company’s fulfillment of all of its obligations set forth herein. Either party may suspend or terminate its performance hereunder in the event the other commits a material breech of this Agreement.

12.	Assurances. In signing this Agreement, Executive gives the Company assurance that she has signed it voluntarily and with a full understanding of its terms; that she has had sufficient opportunity to consider this Agreement and to consult with anyone of her choosing before signing it; and that, in signing this Agreement, she has not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

13.	Modification of Agreement. This Agreement may only be amended, modified, or waived by a writing signed by parties duly authorized to do so.

14.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties’ heirs, successors and permitted assigns, but will not be assignable, by operation of law or otherwise, by either party without the prior written consent of the other party and any purported assignment or other transfer without such consent will be void and unenforceable.

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15.	Notices. Except as otherwise specifically provided in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed to have been given three days after having been mailed by first-class mail or registered or certified mail, or 12 hours after having been delivered or sent by facsimile, to the following addresses or to such other addresses as the parties shall have furnished to each other in writing.

Maureen Scannell Batemen

4 Beebe Way

Wellesley, MA 02482

State Street Corporation

Attn: Chief Executive Officer

225 Franklin Street

Boston, MA 02110

16.	Miscellaneous.

(a)	All cash payments to Executive under this Agreement shall be reduced by the amount of any applicable tax withholdings.

(b)	This Agreement shall be governed by the law of the Commonwealth of Massachusetts, without resort to choice of law or conflict of law principles.

(c)	The headings in this Agreement are for convenience of reference only and will not affect the construction of any provision hereof.

(d)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

(e)	This Agreement will be effective when each party has received a counterpart executed and delivered by the other party.

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:

By:	/s/ MAUREEN SCANNELL BATEMAN	STATE STREET CORPORATION
Maureen Scannell Bateman
Dated: 6/11/03		By:	/s/ LOUIS J. DE OCEJO
Executive Vice President, HR&OP

Dated: 6/10/03

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